Exhibit 99.1

ENSERVCO Corporation Receives Approval to List Common Stock on

New York Stock Exchange MKT

DENVER, CO – March 5, 2014 – ENSERVCO Corporation (OTCQB: ENSV), a provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has received approval to list its common stock on the New York Stock Exchange MKT. Trading is expected to commence on Monday, March 10, 2014, under the Company’s current symbol, ENSV.

Rick Kasch, president, said, “The elevation of our listing status represents an important strategic accomplishment that we believe will help expand the profile of the Company amongst institutional and retail investors. ENSERVCO has delivered strong operational and financial growth in recent quarters, and we anticipate our transition to the NYSE MKT will help facilitate continued growth in shareholder value.”

“As we continue to grow our NYSE’s community of growth-oriented companies, we are excited to welcome ENSERVCO,” said Scott Cutler, executive vice president, head of global listings, NYSE Euronext. “The NYSE MKT fully integrated trading platform, which combines leading technology with the human participation of designated market makers, is a great fit to support the company’s ongoing maturation.”

The NYSE MKT is a fully integrated trading venue within the NYSE Euronext community and leverages the NYSE's advanced market model to offer a premier location for listing and trading the stocks of small companies.  The venue utilizes the trading, connectivity and routing technologies of the NYSE platform and is designed to provide superior price discovery and liquidity, as well as reduced trading volatility.  Listed companies benefit from issuer-selected Designated Market Makers (DMM) that utilize NYSE trading systems to discover and improve prices, dampen volatility, add liquidity and enhance value.  In addition, NYSE MKT-listed companies gain access to the brand visibility and are eligible for the issuer services enjoyed by the NYSE Euronext community.

ENSERVCO’s listing approval is contingent on the Company continuing to meet all of the initial listing requirements on the day it is scheduled to commence trading.

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac heating and fluid management services. The Company owns and operates a fleet of more than 230 specialized trucks, trailers, frac tanks and related well-site equipment. ENSERVCO serves customers in seven major domestic oil and gas fields, and operates in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in a Form 10-K filed on March 28, 2013. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

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Contacts:

Pfeiffer High Investor Relations, Inc.

Geoff High

Phone 303-393-7044

Email: geoff@pfeifferhigh.com